                                                                    Exhibit 99.2

                              UTILICORP UNITED INC.
                                FINANCIAL REVIEW

    KEY EVENTS IN 2000

     - UnitedNetworks acquired the Orion New Zealand gas distribution business in April for $274 million.

     - We invested an additional $360 million in Quanta Services, Inc. during the first half of the year, raising our beneficial equity interest to 36%.

     - In June, we reduced our interest in UnitedNetworks from 79% to 62% and granted the minority shareholder participation and protective rights. This resulted in deconsolidating the financial reporting for our New Zealand operations and removing approximately $670 million in existing New Zealand debt and related assets from UtiliCorp's balance sheet.

     - We purchased the Alberta electric network operations of TransAlta Corporation in late August for $480 million and formed UtiliCorp Networks Canada. In November, we sold the retail part of the acquired business for $75 million.

     - In September, Uecomm, United Energy's broadband telecommunications business, had a successful initial public offering in Australia of 34% of its shares. As a result, UtiliCorp recorded a $44 million gain.

     - UtiliCorp and United Energy acquired 45% of AlintaGas Limited, the largest gas distribution company in Western Australia, in October for $166 million.

     - On December 13 we announced plans for an initial public offering of approximately 20% of Aquila's common shares, expected to take place in early 2001.

     - Aquila bought GPU International in December for $225 million, acquiring interests in six power plants with 500 megawatts of generating capacity.

     - We completed our $282 million merger with St. Joseph Light & Power on December 31. Its Missouri electric and gas territory is adjacent to ours.

     - On January 2, 2001, we terminated our agreement to merge with the Empire District Electric Company due to regulatory uncertainties.

--------------------------------------------------------------------------------

    This review of 2000 performance is organized by business segment, reflecting the way we manage our businesses. Each business unit leader is responsible for operating results, expressed as earnings before interest and taxes (EBIT). Therefore, each segment discussion focuses on the factors affecting EBIT.

    We generally make decisions on finance, dividends and taxes at the corporate level. We discuss those topics separately on a consolidated basis. Our main financial performance objectives are:

                                                   2000
                                     -----------------------------
                                     Objective              Result
------------------------------------------------------------------
Earnings per share growth              8-10%                   26%
Total 3-year return                 Exceed peer
 to shareholders                    group average*           35.5%
==================================================================

* WE COMPARE OUR TOTAL RETURN TO THAT OF 12 TOP-TIER COMPETITORS THAT ARE SIMILAR TO US IN TERMS OF CUSTOMERS, EMPLOYEES AND MARKETS. IN 2000 THE PEER GROUP HAD AN AVERAGE THREE-YEAR RETURN OF 54.4%.

EARNINGS BEFORE INTEREST AND TAXES
A summary of our EBIT by business segment is shown below.

Dollars in millions, except per share          2000            1999      1998
------------------------------------------------------------------------------
Networks:
  United States                         $180.5      33.5%     $195.1    $217.8
  International                          158.0      29.2       129.9     111.0
------------------------------------------------------------------------------
Total Networks                           338.5      62.7       325.0     328.8
------------------------------------------------------------------------------
Energy Merchant                          191.1      35.4        79.7      36.8
Services                                  35.1       6.5        13.2        --
Corporate and other                      (24.7)     (4.6)       (3.9)    (14.2)
------------------------------------------------------------------------------
TOTAL EBIT                              $540.0     100.0%     $414.0    $351.4
==============================================================================
EARNINGS PER SHARE--DILUTED              $2.21                 $1.75     $1.62
==============================================================================

THE MAIN FACTORS SHAPING 2000 RESULTS
Comparison of 2000 Diluted Earnings Per Share to 1999:

------------------------------------------------------------------------------------------------------------------------
POSITIVE FACTORS:                                                 NEGATIVE FACTORS:
Improved wholesale services, net (a)             $ .69            Increased purchased power and fuel costs        $(.05)
Improved capacity services, net                    .12            Sale of independent power project                (.11)
International results (b)                          .32            Impairments and other charges (d)                (.18)
Quanta, net of UCS start-up (c)                    .16            Additional interest (e)                          (.21)
                                                                  Additional taxes (f)                             (.23)
                                                                  Other                                            (.05)
------------------------------------------------------------------------------------------------------------------------
TOTAL POSITIVE FACTORS                           $1.29            TOTAL NEGATIVE FACTORS                          $(.83)
------------------------------------------------------------------------------------------------------------------------
NET CHANGE FROM 1999                                                                                              $ .46
========================================================================================================================

(a) IMPROVED EXECUTION AND A STRONG PRICING ENVIRONMENT IN OUR NATURAL GAS AND ELECTRICITY TRADING BUSINESS DROVE IMPROVED RESULTS.
(b) OUR INTERNATIONAL GROWTH CAME FROM AUSTRALIA, INCLUDING A $44 MILLION GAIN ON THE UECOMM IPO, AND CANADA.
(c) A FULL YEAR'S EFFECT FROM OUR QUANTA INVESTMENT IS INCLUDED IN 2000.
(d) IMPAIRMENT AND OTHER CHARGES OF $27.2 MILLION WERE RECORDED IN 2000. SEE
    NOTE 5 FOR FURTHER DISCUSSION.
(e) ADDITIONAL DEBT WAS ISSUED IN 2000 TO FUND ACQUISITIONS.
(f) INCOME TAXES INCREASED DUE TO AN INCREASE IN INCOME BEFORE TAXES AND AN INCREASE IN OUR EFFECTIVE INCOME TAX RATE PRIMARILY DUE TO A RISE IN OUR CANADIAN INCOME.

-------------------------------------------------------------------------------


THE MAIN FACTORS SHAPING 1999 RESULTS
Comparison of 1999 Diluted Earnings Per Share to 1998:

------------------------------------------------------------------------------------------------------------------
POSITIVE FACTORS:                                               NEGATIVE FACTORS:
International results (a)                      $.48             Missouri rate case (c)                      $(.04)
Quanta investment                               .10             Increased purchased power costs
Strong natural gas liquids                                      and fewer off-system opportunities           (.04)
 prices and volumes (b)                         .08             Retail shutdown and bad debts                (.17)
Improved trading results, net                   .18             Additional shares (d)                        (.23)
Gain on asset sales, net                        .10             Additional interest (e)                      (.37)
Other                                           .04
------------------------------------------------------------------------------------------------------------------
TOTAL POSITIVE FACTORS                         $.98             TOTAL NEGATIVE FACTORS                      $(.85)
------------------------------------------------------------------------------------------------------------------
NET CHANGE FROM 1998                                                                                        $ .13
==================================================================================================================

(a) OUR INTERNATIONAL GROWTH CAME FROM NEW ZEALAND AND AUSTRALIA.
(b) NATURAL GAS LIQUIDS PRICES AND PIPELINE THROUGHPUT INCREASED 24% AND 15%, RESPECTIVELY.
(c) IN APRIL 1998, WE WERE ORDERED BY THE MISSOURI PUBLIC SERVICE COMMISSION
    TO REDUCE RATES BY $22.7 MILLION ANNUALLY. A FULL YEAR'S EFFECT IS INCLUDED IN 1999.
(d) ABOUT 13 MILLION SHARES WERE ISSUED IN LATE 1998.
(e) ADDITIONAL DEBT WAS ISSUED IN 1999 TO FUND ACQUISITIONS.

NETWORKS

The Networks segment includes our electric and natural gas network businesses in the United States, Canada, Australia and New Zealand. Prior to October 1998, we accounted for our investment in New Zealand using the equity method of accounting. As the result of our additional investments in New Zealand in late 1998 and early 1999, we began to consolidate our New Zealand operations. This change resulted in significant increases in substantially all 1999 operational categories and a reduction in equity earnings as compared to 1998. In June 2000, we sold a portion of our New Zealand investment and granted the minority shareholder participation and protective rights. We now account for our New Zealand investment by the equity method. This change significantly decreased substantially all 2000 operational categories and increased equity earnings compared to 1999.

    The following table summarizes the operations of our Networks segment for the three years ended December 31, 2000.

THREE-YEAR REVIEW--NETWORKS

                                                                          Year Ended December 31,
                                                                 ------------------------------------------
Dollars in millions                                                2000              1999            1998
-----------------------------------------------------------------------------------------------------------
SALES:
  Electric                                                       $1,208.1          $  983.8        $  760.2
  Gas                                                               826.5             638.2           622.5
  Other                                                             511.4             266.0           254.0
-----------------------------------------------------------------------------------------------------------
Total sales                                                       2,546.0           1,888.0         1,636.7
-----------------------------------------------------------------------------------------------------------
COST OF SALES:
  Electric                                                          690.5             411.7           298.5
  Gas                                                               565.7             380.9           404.2
  Other                                                             441.0             215.5           172.7
-----------------------------------------------------------------------------------------------------------
Total cost of sales                                               1,697.2           1,008.1           875.4
-----------------------------------------------------------------------------------------------------------
Gross profit                                                        848.8             879.9           761.3
-----------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
  Operating                                                         329.7             314.6           284.5
  Depreciation and amortization                                     166.5             157.5           120.0
  Maintenance                                                        56.9              53.3            53.2
  Taxes, other than income taxes                                     52.5              69.2            66.0
  Impairments and other charges                                        --                --             2.5
-----------------------------------------------------------------------------------------------------------
Total operating expenses                                            605.6             594.6           526.2
-----------------------------------------------------------------------------------------------------------
Equity in earnings of investments and partnerships                   88.2              39.4            90.8
Other income (expense)                                                7.1                .3             2.9
-----------------------------------------------------------------------------------------------------------
EARNINGS BEFORE INTEREST AND TAXES (EBIT)                        $  338.5          $  325.0        $  328.8
===========================================================================================================
EBIT CONTRIBUTION TO UTILICORP                                       62.7%             78.5%           93.6%
===========================================================================================================
Identifiable assets                                              $5,053.4          $3,834.4        $3,338.1
Electric sales and transportation (MWH 000's)                      25,959            21,066          15,768
Gas sales and transportation (MCF 000's)                          245,608           246,547         248,184
===========================================================================================================
Electric customers                                              1,962,000         1,514,000       1,519,000
Gas customers                                                   2,010,000         1,418,000         848,000
Appliance service contract customers                              156,000           170,000         171,000
-----------------------------------------------------------------------------------------------------------
Total customers                                                 4,128,000         3,102,000       2,538,000
===========================================================================================================


2000 VERSUS 1999

SALES, COST OF SALES AND GROSS PROFIT

Sales and cost of sales for our networks businesses increased $658.0 million and $689.1 million, respectively, in 2000 compared to 1999. These increases were primarily due to our acquisition of TransAlta's electricity distribution business in Alberta, Canada and increased natural gas prices.

    Gross profit for our network businesses decreased $31.1 million in 2000 compared to 1999. The deconsolidation of our New Zealand business in June 2000 resulted in a $74.9 million decrease in gross profit from the prior year when we consolidated our New Zealand business for the full year. The gross profit of our U.S. networks also decreased $8.7 million in 2000 primarily related to a 1999 Kansas show cause case that resulted in a $7.9 million reduction in gross profit. We also experienced increased fuel and purchased power costs in 2000, offset in part by favorable gross profits from a hotter summer and colder winter.

    The purchase of our Alberta network partially offset the decreases in our New Zealand and U.S. networks by contributing to an increase in gross profit of $52.6 million.

OPERATING EXPENSES

Operating expenses increased $11.0 million in 2000 compared to 1999. The purchase of our Alberta network contributed to a $37.8 million increase in total operating expenses. Deconsolidating our New Zealand business decreased total operating expenses by $28.9 million.

     Total operating expenses of our U.S. networks increased slightly primarily for two reasons. Depreciation increased due to continued investments in network infrastructure. In addition, as a result of the increase in the cost of natural gas, bad debt expense increased.

EQUITY IN EARNINGS AND OTHER INCOME (EXPENSE)

Equity in earnings and other income (expense) increased $55.6 million in 2000 compared to 1999. Our Australian network completed a successful initial public offering of 34% of Uecomm, its telecom business, which resulted in a $44.0 million gain. After the sale of a portion of our New Zealand business we now use the equity method of accounting to record our net share of that business. This increased equity earnings by $18.1 million.

1999 VERSUS 1998

SALES, COST OF SALES AND GROSS PROFIT

Sales and cost of sales increased $251.3 million and $132.7 million, respectively, in 1999 compared to 1998, primarily due to the consolidation of our New Zealand business in 1999. This business was accounted for under the equity method in 1998.

    Gross profit for our global network businesses increased $118.6 in 1999 compared to 1998. The consolidated operations of our New Zealand business provided an increase in gross profit of $123.0 million. The 1999 gross profit of our U.S. networks business decreased $3.3 million compared to 1998. Unfavorable weather and the full-year impact of the 1998 Missouri rate case were offset by an effective weather hedging strategy and continued customer growth in our service territories. One of our peaking turbines was out of commission during periods of record demand in July 1999. As a result, there were fewer opportunities in 1999 to sell power off-system and we had to purchase additional power at higher costs.

OPERATING EXPENSES

Operating expenses increased $68.4 million in 1999 compared to 1998. Our New Zealand operations provided $40.9 million of that increase. The remaining $27.5 million came from increased depreciation and other costs resulting from an information technology upgrade, telecommunications, inflationary trends and allocation of additional corporate costs.

EQUITY IN EARNINGS AND OTHER INCOME (EXPENSE)

Equity in earnings and other income in 1999 decreased by $54.0 million compared to 1998. We completed a successful initial public offering of United Energy in Australia in 1998. This resulted in a gain of $45.3 million and reduced our ownership to 34%. The effects of our reduced ownership in United Energy and the full consolidation of our New Zealand operation reduced our equity earnings. This was offset by our acquisition of the Multinet/Ikon gas distribution and retail properties and the continued improvement in United Energy's regulated and non-regulated operations.

BUSINESS EXPANSION

Since December 31, 1999, we have completed or initiated several transactions designed to focus the growth of our global network platform. These transactions, along with those completed in the previous two years, are discussed more fully in the Notes to the Consolidated Financial Statements. They are summarized below.

                                                                                                        Transaction
                                                                                         Closing           Value
Transaction                              Description                                      Date          ($ Millions)
--------------------------------------------------------------------------------------------------------------------
Orion New Zealand Limited                Purchased New Zealand gas network                2000             $274*
New Zealand                              Sold a portion of New Zealand investment         2000               31
TransAlta network                        Purchased Canadian electric network              2000              480
TransAlta retail assets                  Sold Canadian retail assets                      2000               75
AlintaGas Limited                        Purchased Australian gas network                 2000              166*
St. Joseph Light & Power Company         Purchased Missouri electric and gas network      2000              282
======================================================================================================================

*REPRESENTS THE FULL TRANSACTION VALUE INCLUDING THOSE AMOUNTS INVESTED BY
 OUR EQUITY METHOD SUBSIDIARIES.

ENERGY MERCHANT

Our Energy Merchant segment currently consists primarily of our Aquila subsidiary and is managed in two operating subunits. Wholesale Services includes our North American and European trading operations, risk management services and structured financing business. Capacity Services primarily consists of power development, natural gas gathering and processing operations and investments in independent power projects. The following table summarizes the Energy Merchant segment for the three years ending December 31, 2000.

THREE-YEAR REVIEW--ENERGY MERCHANT

                                                                            Year Ended December 31,
                                                                 -----------------------------------------------
Dollars in millions                                                2000               1999              1998
----------------------------------------------------------------------------------------------------------------
Sales                                                            $26,424.4          $16,730.0         $10,925.8
Cost of sales                                                     25,847.3           16,456.6          10,718.3
----------------------------------------------------------------------------------------------------------------
Gross profit                                                         577.1              273.4             207.5
----------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
  Operating                                                          382.2              197.3             144.5
  Depreciation and amortization                                       48.8               39.1              29.8
  Impairments and other charges                                       10.8                --               17.2
----------------------------------------------------------------------------------------------------------------
Total operating expenses                                             441.8              236.4             191.5
----------------------------------------------------------------------------------------------------------------
Equity earnings in investments and partnerships                       18.4               34.6              34.5
Other income (expense)                                                37.4                8.1             (13.7)
----------------------------------------------------------------------------------------------------------------
EARNINGS BEFORE INTEREST AND TAXES (EBIT)                        $   191.1          $    79.7         $    36.8
================================================================================================================
EBIT CONTRIBUTION TO UTILICORP                                        35.4%              19.3%             10.5%
================================================================================================================
Identifiable assets                                               $7,798.5           $3,089.1          $2,570.2
Physical gas volumes marketed (BILLION CUBIC FEET PER DAY)            11.5               10.0               8.8
Gas throughput volumes (MILLION CUBIC FEET PER DAY)                    449                548               475
Natural gas liquids--price per gallon                                 $.47               $.31              $.25
Natural gas liquids produced (THOUSAND BARRELS PER DAY)                 22                 22                25
Electricity marketing volumes (MWH 000'S)                          189,900            236,500           121,200
================================================================================================================

2000 VERSUS 1999

SALES, COST OF SALES AND GROSS PROFIT

Sales and cost of sales for our merchant operations increased $9.7 billion and $9.4 billion, respectively, in 2000 compared to 1999. These increases were primarily due to higher prices for electricity and natural gas in 2000.

     Gross profit for our merchant operations increased $303.7 million in 2000 compared to 1999. This is the result of a $264.8 million increase in gross profit from Wholesale Services and a $38.9 million increase in gross profit from Capacity Services.

    The increase in Wholesale Services gross profit was primarily due to the following:

    - Strong wholesale commodity results in our gas, power and origination businesses are due to several factors, principally related to excellent execution in a favorable pricing environment. Natural gas and electricity prices increased 73% and 47%, respectively, in 2000 compared to 1999. Electricity volumes in 2000 were lower than in 1999, due to the shorter duration of our portfolio combined with higher price volatility.

    - Expansion of our GuaranteedWeather(R) and GuaranteedGeneration(SM) products from 1999. We started our weather business in 1997 and GuaranteedGeneration in 1999. Combined with natural gas and power origination businesses, deal flow in all origination businesses in total was up 231%.

    - Gross profit in 1999 included a $19.8 million loss from the retail gas supply business we sold in January 2000.

    The increase in Capacity Services gross profit resulted from the following:

    - Additional power capacity in the Southeast in 2000 and other contractual transactions added about $22 million to our gross profit.

    - A 52% increase in the average price of natural gas liquids contributed to a $20 million increase in gross profit.

    - Partially offsetting those increases was an 18% decrease in natural gas throughput volumes.

OPERATING EXPENSES

Operating expenses increased $205.4 million due to the expansion of Aquila's business along with higher incentive compensation expense resulting from our strong performance. Also, bad debt expense was higher in 2000 compared to 1999 due to the expansion of our overall business and certain accounts receivable that were not collectible. We do not have any material direct exposure to the recent California electricity crisis. Depreciation expense was $9.7 million higher primarily due to the additional investments in technology assets.

    In 2000, we recognized impairment charges of $10.8 million on certain pipeline and retail assets.

EQUITY EARNINGS

Equity earnings decreased $16.2 million in 2000 compared to 1999. This was primarily due to the sale of our interest in a power project late in 1999 that contributed equity earnings of $17.1 million including the gain on the sale of the project.

OTHER INCOME (EXPENSE)

Other income (expense) increased $29.3 million in 2000 compared to 1999. We increased our structured finance loans by 75% in 2000 compared to 1999. This increase was the result of an increase in the number of structured financing transactions, reflecting higher demand for capital in the exploration and production market.

1999 VERSUS 1998

SALES, COST OF SALES AND GROSS PROFIT

Sales and cost of sales for our merchant business increased $5.8 billion and $5.7 billion, respectively, in 1999 compared to 1998. These increases were primarily due to higher electricity and natural gas trading volumes in 1999.

    Gross profit for our merchant operations increased $65.9 million in 1999 compared to 1998. This is the result of a $46.0 million increase in gross profit from Wholesale Services and a $19.9 million increase in gross profit from Capacity Services.

    The increase in Wholesale Services was primarily due to the following:

   - Strong results in gas marketing, including our largest term contract to date, offset lower gross profit from power and carbon trading operations and final results in our retail marketing business. The favorable pricing environment that affected power trading in 1998 did not occur in 1999, which lowered EBIT from this product line in 1999. In addition, carbon, a new product line, incurred some initial setbacks during startup.

   - In January 2000, we sold our retail gas marketing business. This business lost approximately $19.8 million in 1999, or $13.4 million more than in 1998.

   - Our gas portfolio was positively affected by favorable changes in the regulatory risks and interest rates associated with certain long-term contracts.

   The increase in Capacity Services gross profit resulted from the following:

   - A 24% increase in the average price of natural gas liquids and a 15% increase in throughput volumes increased gross profit by about $11 million.

   - The operations of the Katy gas storage facility, purchased in early 1999, contributed $8.7 million in gross margin.

   - Offsetting these two items were losses on various startup businesses and a $1.5 million loss on the sale of a small pipeline system.

OPERATING EXPENSES

    Operating expenses increased $44.9 million in 1999 compared to 1998. This increase resulted from the following:

   - An increase in Wholesale Services operating expenses was partly due to additional accounts receivable from our retail business which were not collectible, approximately $4.9 million in costs associated with the move to Kansas City, and additional support costs resulting from business growth.

   - Additional expenses were incurred related to our European business as we began expanding our trading presence. In 1999 we opened offices in Spain, Norway and Germany.

   - Depreciation expense increased in 1999 due to additional plant. We acquired the Katy gas storage facility and had additional spending on system infrastructure.

EQUITY EARNINGS

    Equity earnings increased $.1 million due to a gain on the sale of an independent power project, partially offset by the impact of lower project income resulting from the 1998 sale of a project interest and the full-year impact of one project's lower power sales.

OTHER INCOME (EXPENSE)

    Other income (expense) increased $21.8 million in 1999 compared to 1998. The main factors causing this increase are:

   - About $159 million of net new capital loaned to energy customers. This was a relatively new business that grew dramatically in 1999.

   - Elimination of minority interest expense resulting from our purchase of the 18% of Aquila Gas Pipeline that we did not already own.

BUSINESS EXPANSION

During 1999, we established a marketing and trading presence in Spain, Norway and Germany. Within each region, we chose these new locations to allow us to offer energy-related and risk management services to industrial and commercial end users and to segments of the energy industry.

    In 2000, we completed or initiated several transactions designed to grow our merchant operations. These transactions, along with those completed in the previous two years, are discussed more fully in the Notes to the Consolidated Financial Statements. The most recent transactions are summarized below.

                                                                                                      Transaction
                                                                                     Closing             Value
       Transaction                               Description                           Date           ($ Millions)
------------------------------------------------------------------------------------------------------------------
UtiliCorp Energy Services, Inc.           Sold retail gas business                     2000               $ 14
GPU International, Inc.                   Purchased power generating plants            2000                225
==================================================================================================================

SERVICES

The Services segment includes UtiliCorp Communications Services, Inc. (UCS) which is developing comprehensive broadband fiber-optic communication services for mid-sized and smaller communities in the mid-continent region, and our investment in Quanta Services, Inc. Quanta is the premier provider of specialized construction services to electric utilities, telecommunications and cable television companies, and governmental entities. We account for this investment using the equity method.

    The following table summarizes the Services contribution to EBIT for the three years ended December 31, 2000.

In millions                2000     1999     1998
-------------------------------------------------
EBIT                      $35.1    $13.2     $ --
=================================================

2000 VERSUS 1999

In 2000, we included a full year of equity earnings and management fees in equity earnings of investments and partnerships relating to our investment in Quanta. This increased EBIT by $33.7 million compared to 1999. We invested an additional $360 million in Quanta stock in 2000, bringing our fully converted beneficial interest to approximately 36%. In December 2000, the management services contract with Quanta was terminated. We received payment of the management fees recorded, including a termination fee, in December 2000. In addition, we incurred start-up costs and other charges in our UCS business of approximately $11.8 million.

1999 VERSUS 1998

In September 1999, we started our Services segment by investing approximately $319 million in preferred and common stock of Quanta. This gave us a 28% effective interest in Quanta at December 31, 1999. We received $7.6 million in management and advisory fees from Quanta during 1999 which is included, along with $5.6 million of equity earnings, in Equity in earnings of investments and partnerships in the accompanying consolidated statement of income.

CORPORATE MATTERS

CORPORATE AND OTHER

The table below summarizes corporate and other EBIT for the three years ended December 31, 2000. Corporate primarily contains the retained costs of the company that are not allocated to the business units.

In millions                2000        1999          1998
----------------------------------------------------------
EBIT                     $(24.7)      $(3.9)       $(14.2)
==========================================================

2000 VERSUS 1999

Corporate and other EBIT decreased $20.8 million in 2000 compared to 1999 due to impairments and other charges of $12.4 million related to certain technology assets and purchased intangibles no longer used in our operations. Also contributing to the decrease in EBIT were certain project costs and other corporate costs that were not allocated to business units.

INTEREST EXPENSE

Interest expense and minority interests in income of partnership and trusts increased $29.7 million in 2000 compared to 1999. The issuance of $250 million of company-obligated preferred securities in September 1999 and $100.0 million in June 2000 resulted in an increase of $15.8 million. Increased short-term and long-term borrowings to fund acquisitions and investments resulted in the remaining increase.

INCOME TAXES

Income taxes increased $50.0 million in 2000 compared to 1999. This increase was due primarily to the increased earnings before income taxes in 2000 resulting from the factors discussed previously. Also, primarily from an increase in the portion of those earnings from Canada, which has higher statutory tax rates, our overall effective tax rate increased from 29.8% in 1999 to 36.4% in 2000.

1999 VERSUS 1998

Corporate and other EBIT increased $10.3 million as the result of impairments and other charges recorded in 1998 but not in 1999.

INTEREST EXPENSE

Interest expense and minority interests in income of partnership and trusts increased $52.7 million in 1999 compared to 1998. About $31.0 million of this increase was due to additional investments in our New Zealand networks in October 1998, which resulted in our consolidation of these operations in 1999. We used the equity method of accounting throughout most of 1998. Issuing an additional $300 million of senior notes and $250.0 million of company-obligated preferred securities resulted in the rest of the increase.

INCOME TAXES

Income taxes decreased $18.4 million in 1999 compared to 1998. This decrease was primarily due to a change in the portion of income from foreign operations with lower statutory tax rates in 1999 than in 1998.

COMPETITION

DOMESTIC UTILITY OPERATIONS. Our domestic network businesses operate in a regulated environment. Industrial and large commercial customers largely have access to energy sources, so some of the competitive pricing benefits have been transferred to these customers through open access tariffs relating to transmission lines and pipelines. Competition at the retail level is dependent on legislation in each state.

ACCOUNTING IMPLICATIONS. We currently record the economic effects of regulation in accordance with the provisions of Statement of Financial Accounting Standards No. 71 (SFAS No. 71), "Accounting for the Effects of Certain Types of Regulation." Accordingly, our balance sheet reflects certain costs as regula-tory assets. We expect our rates will continue to be based on historical costs for the foreseeable future. If we discontinued applying SFAS No. 71, we would make adjustments to the carrying value of our regulatory assets. Total net regulatory assets at December 31, 2000 were $404.5 million, including deferred purchased power costs of $232.8 million related to our Alberta, Canada electricity business. The Alberta government issued regulations in January 2001 which permit us to recover these deferred costs in 2002 to 2004, subject to a prudency review by the regulatory authorities. The regulations also provide for the current recovery of carrying costs during 2001.

COMPETITION IN AUSTRALIA. The State of Victoria is deregulating its electricity market in stages. In 2000, customers with yearly usage above 160 megawatt-hours (industrial and large commercial customers) chose their retail electricity suppliers. Effective January 1, 2001, electricity customers with annual usage between 40 and 160 megawatt-hours (small commercial customers) chose their retail electricity suppliers. Beginning January 1, 2002, all customers of United Energy Limited (UEL) will be able to choose their retail electricity suppliers. A majority of UEL's gross margin comes from distribution line charges that are not affected by these customer choices.

REGULATION IN NEW ZEALAND. An Electricity Industry Bill was introduced to Parliament in November 2000 which was broadly consistent with our position in support of a regulatory system that is developed and administered by the utility industry. We fully support this movement and are working with our advisors to promote the inclusion of these objectives in the final regulations.

NORTH AMERICAN ENERGY MARKETING. Our energy marketing businesses operate in a fully competitive environment that rewards participants on price, service and execution. Our energy marketing businesses compete for customers with the largest energy companies in North America. The industry is premised on large-volume sales with relatively low margins. Companies that operate in this industry must fully understand the price sensitivity and volatility of commodities. The public first became more aware of some of the risks associated with this industry when a number of companies announced sudden losses resulting from the June 1998 price spike in electricity. We expect price volatility to occur and we have risk control policies in place for dealing with such events.

EUROPEAN ENERGY MARKETING. Our energy marketing business in Europe continues to build its capability to offer new products in gas, electricity and other energy related areas. Trading in the United Kingdom electricity market began in October 1999 and trading in the Nordic power market began in November 1999.

ENVIRONMENTAL MATTERS

We are currently named as a potentially responsible party (PRP) at two PCB disposal sites. Our combined cleanup expenditures have been less than $1 million to date at these and other PCB disposal sites for which we had been named a PRP but have settled our liability. We anticipate that future expenditures on the two sites where we are currently named as a PRP will not be significant.

    We also own or once operated 29 former manufactured gas plant sites which may require some form of environmental remediation. As of December 31, 2000, we estimate cleanup costs on these identified sites to be $12.7 million. See Note 15 to the Consolidated Financial Statements for further discussion of this topic.

    In October 1998, the EPA published new air quality standards to further reduce the emission of nitrous oxide (NOx). These more strict standards would have required us to install new equipment on our baseload coal units in Missouri that we estimated would cost $35 million. A federal court ruled in March 2000 that the EPA regulation could not be applied to power plants in Western Missouri. In May 2000, the state of Missouri adopted a revised regulation that also requires reduction of NOx from our power plants. We are currently conducting a study to determine the cost of complying with the Missouri regulation but estimate that the cost would be comparable to that required to comply with the former federal regulation. The new standard is expected to be effective in May 2003 but could be delayed for one year.

    In December 2000, the EPA announced that it would regulate mercury emissions from coal- and oil-fired power plants. The EPA is expected to propose regulations by December 2003 and issue final regulations by December 2004. The impact of this action on our power plants cannot be determined until final regulations are issued.

MARKET RISK--TRADING

We are exposed to market risk, including changes in commodity prices, interest rates and currency exchange rates. To manage the volatility relating to these exposures, we enter into various derivative transactions in accordance with our policy approved by the Board of Directors. Our trading portfolios consist of natural gas, electricity, coal, weather derivatives and interest rate contracts that are settled by the delivery of the commodity or cash. These contracts take many forms, including futures, forwards, swaps and options.

    We measure the risk in our trading portfolio using value-at-risk methodologies, to simulate forward price curves in the energy markets and estimate the size of future potential losses. The quantification of market risk using value-at-risk methodologies provides a consistent measure of risk across diverse energy markets and products. The use of this method requires a number of key assumptions, such as:

   -  Selection of a confidence level (we use 95%);

   - Estimated holding period (this is the time needed to liquidate different commodity and term positions; we use holding periods of one to five days depending on the commodity and duration of the position); and

   - Use of historical estimates of volatility and correlation with recent activity more heavily weighted.

    At December 31, 2000, our value at risk was:

In millions
----------------------------
Electricity            $11.5
Natural gas             11.5
============================

    The average value at risk for all commodities during 2000 was $6.9 million.

    We also use additional risk control mechanisms such as stress testing, daily loss limits and commodity position limits, as well as daily monitoring of the trading activities by an independent function.

    All interest and foreign currency risks are monitored within the commodity portfolios and value-at-risk calculation. The value of our commodity portfolios are impacted by interest rates as the portfolio is valued using an estimated interest discount factor to December 31, 2000. We often sell Canadian sourced natural gas into the U.S. markets accepting U.S. dollars from customers, but paying Canadian dollars to suppliers. This exposes our portfolio to currency risk and we generally hedge this exposure.

    The following table shows the expected cash flows associated with the interest rate financial instruments at December 31, 2000.

Dollars in millions              2001           2002          2003        2004           2005         Thereafter       Total
----------------------------------------------------------------------------------------------------------------------------
Variable to fixed rate          $ 6.5           $7.4         $7.1        $6.1            $5.1         $13.5            $45.7
Average rate paid               ------------------------------------------6.88%---------------------------------------------
Average rate received           ------------------------------------------6.09%---------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
Fixed to variable rate          $(2.8)            --         $(.9)          --           $(.7)         $(.7)           $(5.1)
Average rate paid                7.55%            --         6.80%          --           6.71%         6.71%
Average rate received            5.92%            --         5.60%          --           5.97%         5.97%
============================================================================================================================

MARKET RISK--NON-TRADING

We are also exposed to commodity price changes outside of price risk management activities. The following table summarizes these exposures on an EBIT basis as if our positions were completely unhedged.

                                                     Commodity              EBIT
                                                    Price Change          Impact (a)
-------------------------------------------------------------------------------------
Natural gas liquids price per gallon (b)               +/-$.01           $2.0 million
Natural gas price per MCF                             +/-$1.00            1.0 million
=====================================================================================

(a) ASSUMES THE PRICE CHANGE OCCURS FOR AN ENTIRE YEAR.
(b) WE HEDGE OUR FORWARD NATURAL GAS LIQUIDS PRODUCTION TO MINIMIZE THE EFFECT OF PRICE CHANGES.

CURRENCY RATE EXPOSURE

We do not currently hedge our net investment in foreign operations. As a result, the foreign denominated assets and liabilities fluctuate in value. Historically, our net exposure to changes in foreign currency has been limited as the company's foreign investments were financed largely through foreign debt.

    The table below summarizes the average value of foreign currencies used to value sales and expenses along with the related sensitivity.

                                                             Average Unit Value in U.S. Dollars
                                         Impact of         ---------------------------------------
                                      10% change (a)        2000             1999             1998
---------------------------------------------------------------------------------------------------
Australian dollar                    +/-$ 7.0 million       $ .58            $ .65            $ .63
Canadian dollar                      +/-  3.5 million         .67              .67              .67
New Zealand dollar                   +/-  5.3 million         .46              .53              .54
British pound                        +/-   .9 million        1.52             1.62             1.66
---------------------------------------------------------------------------------------------------
TOTAL                                +/-$16.7 million
===================================================================================================

(a) ASSUMING A 10% CHANGE IN LOCAL CURRENCY VALUE RELATIVE TO THE U.S. DOLLAR IF THE CHANGE OCCURRED UNIFORMLY OVER THE ENTIRE YEAR, BASED ON 2000 FINANCIAL RESULTS.

INTEREST RATE EXPOSURE

We have about $1.5 billion in variable rate financial obligations. A 100-basis-point change in the variable rate financial instruments would affect net income by about $8.9 million.

LIQUIDITY AND CAPITAL RESOURCES

Our cash requirements arise primarily from continued growth, network construction programs, non-regulated investment opportunities, merchant working capital requirements and common stock dividends. Our ability to attract the necessary financial capital at reasonable terms is critical to our overall plan. Historically, we have financed acquisitions and investments initially with short-term debt and later funded them with an appropriate mix of common equity and long-term debt securities, depending on prevailing market conditions.

    A primary source of short-term cash has been bank loans and commercial paper which aggregated $501.0 million, $248.9 million and $235.6 million at December 31, 2000, 1999 and 1998, respectively. We can also issue up to $150 million of commercial paper supported by a $400 million committed revolving credit agreement. We renewed the current domestic credit agreement in December 2000 for one year on a $250 million revolving credit agreement and three years on a $150 million revolving credit agreement. Both of these allow for issuance of notes at interest rates based on various money market rates.

    To maintain flexibility in our capital structure and to take advantage of favorable short-term rates, we sell our accounts receivable under two programs to fund part of our short-term cash requirements. The level of funding available from these programs is limited to $405 million. The amount fluctuates seasonally. We had sold $405 million under these programs at December 31, 2000.

    In 2000, we issued 6.56 million shares in connection with our merger with St. Joseph Light & Power Company and assumed $91.7 million in long-term and short-term debt.

    On February 2, 2001, we issued an additional $250 million of senior notes which bear interest at 7.95% and mature in 2011.

    On February 22, 2001, we announced our intent to issue 10,000,000 shares of our common stock. We expect to use the proceeds from an offering of these shares to reduce our short-term debt and other short-term obligations and for general corporate purposes, which may include the repayment of long-term debt.

    Our capital structure consisted of the following components at December 31, 2000 and 1999:

                                           2000             1999
-----------------------------------------------------------------
Common stock equity                        35.0%            34.9%
Company-obligated preferred
 securities                                 8.7              8.0
Short-term debt                             9.7              5.7
Long-term debt                             46.6             51.4
-----------------------------------------------------------------
TOTAL CAPITALIZATION                      100.0%           100.0%
=================================================================


    Our dividend payout ratio was 54.1% in 2000 (annualized dividends of $1.20 divided by basic earnings per share of $2.22). We expect our earnings per share to grow faster than our dividend.

CASH REQUIREMENTS

    Future cash requirements include capital expenditures for property, plant and equipment additions and structured financing loans and required redemptions of long-term securities. We estimate expenditures over the next three years for these activities, excluding acquisitions, will be as follows:

                                   ACTUAL                   Future Cash Requirements
                                   ------              ---------------------------------
In millions                        2000                 2001           2002        2003
----------------------------------------------------------------------------------------
Capital expenditures               $501.2              $722.0       $  687.0      $660.0
Maturing long-term debt             309.7                51.7          532.9        47.8
----------------------------------------------------------------------------------------
TOTAL                              $810.9              $773.7       $1,219.9      $707.8
========================================================================================

    We believe that our available cash resources from both operating cash flows and borrowing capacity will be adequate to meet our anticipated future cash requirements.

SIGNIFICANT BALANCE SHEET MOVEMENTS

Total assets increased $6.6 billion in 2000 compared to 1999. This increase is primarily due to the following:

   - Increased accounts receivable of $3.0 billion that resulted from increased natural gas and electricity prices and strong gas trading activity in our Energy Merchant business.

   - A $10.2 million decrease in property, plant and equipment, net resulting from the deconsolidation of our New Zealand business, offset by our acquisition of TransAlta's electricity distribution business, St. Joseph Light & Power Company and GPU International.

   - An $892.7 million increase in our investments in subsidiaries and partnerships. The deconsolidation of our New Zealand business resulted in an increase of approximately $364 million. Additional purchases of Quanta Services, Inc. stock added approximately $360 million.

   - Merchant notes receivable increased $133.9 million from growth in our structured financing business.

   - Price risk management assets, current and non-current, increased a total of $1.8 billion due to the higher prices discussed above.

   - Deferred charges and other assets increased $426.2 million, primarily due to deferred purchased power costs in our Alberta network operations and our acquisition of St. Joseph Light & Power.

    In 2000, total liabilities increased by $6.2 billion, company-obligated preferred securities increased by $100.0 million and common shareholders' equity increased by $274.2 million. These increases were primarily due to the following:

   - Increased accounts payable of $3.1 billion due to higher natural gas and electricity prices and strong gas trading activity in our Energy Merchant business.

   - Customer funds on deposit increased $362.4 million primarily due to increased natural gas and electricity trading activity in our Energy Merchant business.

   - Price risk management liabilities, current and non-current, increased $1.8 billion due to the higher prices discussed above and additional prepaid gas contracts executed in 2000.

   - Increased short-term debt, long-term debt, including current maturities, and company-obligated preferred securities of $504.6 million to finance a portion of our investments in Quanta, TransAlta, AlintaGas, GPU International and UtiliCorp Communications Services.

   - Income taxes and credits increased $191.0 million primarily due to acquisition and divestiture activity of $218.0 million offset by a deferred income tax benefit of $27.0 million.

   - Common shareholders' equity increased $274.2 million. This was primarily due to the issuance of 6.56 million shares in the merger with St. Joseph Light & Power Company, which increased equity by $190.2 million, and net income of $206.8 million offset by common dividends of $111.6 million. An increase in unrealized translation adjustments of $11.6 million was net of $30.6 million of unfavorable currency translation adjustments eliminated in the deconsolidation of our New Zealand business.

NEW ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." This standard was amended in June 2000 by SFAS No. 138. See Note 3 for further discussion.

EFFECTS OF INFLATION

In the next few years, we anticipate that the level of inflation, if moderate, will not have a significant effect on operations or acquisition activity.

FORWARD-LOOKING INFORMATION

This report contains forward-looking information. Such statements involve risks and uncertainties and there are certain important factors that could cause actual results to differ materially from those anticipated. We generally intend the words, "may," "will," "should," "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," "continue," or the negative of those terms or similar expressions to identify forward-looking statements. Some of the important factors which could cause actual results to differ materially from those anticipated include:

    - Both our Networks and Energy Merchant businesses are weather-sensitive. Weather can affect results significantly to the extent that temperatures differ from normal.

    - We are exposed to market risk, which may cause us to incur losses from our commodity services operations.

    - We may not be able to implement our strategy if we are unable to access or generate capital at competitive rates.

    - The failure to maintain our investment grade bond rating would impair our ability to execute our strategy.

    - The timing and extent of changes in interest rates could affect our financial results.

    - We may not be able to successfully integrate acquired businesses into our operations.

    - The volatility of prices of natural gas and natural gas liquids can significantly affect the earnings contribution from the Capacity Services segment of our Energy Merchant group.

    - The pace of well connections to our gas gathering system can affect the earnings contribution from the Capacity Services segment of our Energy Merchant group.

    - Our development of merchant power plants may not be successful or profitable.

    - The pace and degree of regulatory changes in the U.S. and abroad can affect new business opportunities and the intensity of competition.

    - The value of the U.S. dollar relative to the British pound, Canadian dollar, Australian dollar and New Zealand dollar can affect financial results from our foreign operations.

    - The results of operations from our Australian operations may be affected in the near future by the next phase of deregulation, which makes customers contestable and resets rates.

    - The inability to pass through increased fuel and purchased power costs in certain regulatory jurisdictions may affect the results of operations of our networks. The modification of regulations or historical practices in other jurisdictions in which we rely upon our ability to recover our costs from our customers could adversely affect our earnings.

    - The result of pending rate proceedings could affect future growth of our network business.

    - Expansion of electric markets in the United Kingdom and Europe will affect both opportunity and competition in marketing and trading activities.

    - The construction of broadband fiber-optic networks and start-up operations of our communication business may have a negative effect on results of operations over the next few years.